QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Summit Hotels Properties, Inc. for the registration of common stock, preferred stock, warrants and units, and to the incorporation by reference therein of our reports dated February 26, 2019, with respect to the consolidated financial statements and Schedule III of Summit Hotel Properties, Inc., and the effectiveness of internal control over financial reporting of Summit Hotel Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
May 1, 2019

QuickLinks

  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm